Exhibit 1.10

ARTICLES OF INCORPORATION
OF
[INSERT NAME]

UNDER SECTION 14A:2-7 OF THE BUSINESS CORPORATION ACT

     This is to certify that there is hereby organized a corporation under and by virtue of the above noted statute of the New Jersey Statutes.

FIRST:

     The name of the corporation is [INSERT NAME].

SECOND:

     The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under NJSA 14A 1-1 et seq.

THIRD:

     The street address of the initial registered office of this corporation is:

820 Bear Tavern Road
West Trenton, NJ 08628;

and the name and address of the initial registered agent of this corporation is:

Name	Address
The Corporation Trust Company	820 Bear Tavern Road
West Trenton, NJ 08628

FOURTH:

     The aggregate number of shares which this corporation shall have authority to issue is Five Thousand (5000) shares of common stock, all of which are to have a par value of One Dollar ($1.00).

FIFTH:

     The initial Board of Directors of this corporation shall be comprised of three (3) persons. The number of directors may be either increased or decreased from time to time as provided for in the By-laws of the corporation, but shall never be fewer than three(3). The names and addresses of the initial directors of this corporation are:

Name	Address
Benjamin P. Butterfield	700 N.W. 107th Avenue
Miami, Florida 33172

Steven E. Lane	10707 Clay Road
Houston, Texas 77041

L. Christian Marlin	700 N.W. 107th Avenue
Miami, Florida 33172

SIXTH:

     The name and address of the incorporator of this corporation is                                                                                                                                                                                                                  .

SEVENTH:

     The duration of the corporation shall be perpetual.

EIGHTH:

     The power to alter, amend or repeal the By-laws of this corporation shall be vested in each of the Board of Directors and the shareholders of this corporation. The shareholders of this corporation may amend or adopt a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

NINTH:

     This corporation shall indemnify any officer or director, or any former officer of director, of this corporation to the fullest extent permitted by law.

TENTH:

     This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the incorporator, being over eighteen years of age, has signed this certificate this                    day of                  , 200     .

, Incorporator
Address:

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